MEMORANDUM OF UNDERSTANDING

By and Between

Greer Bancshares Incorporated

Greer, South Carolina

And

FEDERAL RESERVE BANK OF RICHMOND

Richmond, Virginia

WHEREAS, Greer Bancshares Incorporated, Greer, South Carolina (Bancshares), a registered bank holding company that owns and controls Greer State Bank, Greer, South Carolina (Bank), and the Federal Reserve Bank of Richmond (Reserve Bank) have mutually agreed to enter into this Memorandum of Understanding (MOU) and

WHEREAS, on May 23, 2013, the board of directors of Bancshares, at a duly constituted meeting, adopted a resolution authorizing and directing Gary M. Griffin to enter into this MOU on behalf of Bancshares, and consenting to compliance with each and every provision of this MOU by Bancshares, and its institution affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (FDI Act) (12 U.S.C. §1813(u)).

NOW, THEREFORE, Bancshares and Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Bancshares shall take appropriate steps to fully utilize Bancshares' financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (Board of Governors) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with any supervisory action taken by the Bank's federal and/or state regulator.

Dividends and Interest Payments

2. (a) Bancshares shall not declare or pay any dividends, common or preferred, without the prior written approval of the Reserve Bank.

(b) Bancshares shall not make any payments on trust preferred securities without the prior written approval of the Reserve Bank.

(c) Bancshares shall ensure all direct or indirect dividends or any other form of payment representing a reduction in capital from the Bank are reviewed and approved as required by the Bank's Federal or State regulator.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at minimum, current and projected information on Bancshares' capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment. For requests to declare or pay dividends, Bancshares must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323) and reemphasized in the Board of Governors' Supervisory Letter titled Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, dated February 24, 2009 (SR 09-4).

Debt and Stock Redemption

3. (a) Bancshares shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank. All requests should conform to SR 09-4 noted above.

(c) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed debt or stock transaction.

Preservation of Cash Assets

4. Bancshares will preserve its cash assets and not dissipate those assets except for the benefit of the Bank. The Reserve Bank will receive prior notification before any use of the Bancshares' cash assets other than the: (i) investment in obligations or equity of the Bank; (ii) investment in short-term, liquid assets; or (iii) payment of the Bancshares' normal and customary expenses.

Progress Reports

5. Within 45 days after the end of each calendar quarter following the date of this MOU, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this MOU and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Miscellaneous

6. Each provision of this MOU shall remain in effect until modified or terminated in writing by the Reserve Bank.

7. The provisions of this MOU shall be binding upon Bancshares and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

Communications

8. All communications regarding the MOU shall be sent via Secure E-mail (RICH.SRC.actionsubmission@rich.frb.org) or Mail to:

Mr. D. Keith Larkin
Assistant Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261

Address for Federal Express:
701 East Byrd Street
Richmond, Virginia 23219

IN WITNESS WHEREOF, the parties have caused this MOU to be executed as of the 29th day of May, 2013.

Gary M. Griffin
Chairman of the Board
Greer Bancshares Incorporated

D. Keith Larkin
Assistant Vice President
Federal Reserve Bank of Richmond